PROSPECTUS SUPPLEMENT NO. 1

FILED PURSUANT TO RULE 424(b)(3)

TO PROSPECTUS DATED

REGISTRATION STATEMENT NO.

SEPTEMBER 16, 2015

333-206561

UAS DRONE CORP.

3,000,000 SHARES OF COMMON STOCK BEING SOLD AT $1.50 PER SHARE PURSUANT TO THE PRIMARY OFFERING AND RESALE OF 1,100,000 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

This Prospectus Supplement No. 1 supplements our Prospectus dated September 16, 2015 (the “Prospectus”) that forms a part of our Registration Statement on Form S-1 (Securities and Exchange Commission File No. 333-206561).  This Prospectus Supplement No. 1 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Report on Form 8-K dated October 13, 2015, filed with the Securities and Exchange Commission on October 16, 2015 (the “Current Report”).  Accordingly, we have attached the Current Report to this Prospectus Supplement.

This Prospectus Supplement No. 1 will also correct the second sentence under the heading “The Offering” on page 14 of the Prospectus to read as follows:

“This Offering will terminate 180 days after its commencement.”

This correction is made in order to ensure consistency with the disclosure contained on the cover page of the Prospectus.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.  If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

These securities involve a high degree of risk.  You should carefully consider the risks identified under the caption “Risk Factors” beginning on Page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 16, 2015.

INDEX TO FILINGS

Attachment

Current Report on Form 8-K dated October 13, 2015

     A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 13, 2015

Date of Report

(Date of earliest event reported)

UAS DRONE CORP.

 (Exact name of registrant as specified in its charter)

NEVADA	000-55504	47-3052410
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

420 Royal Palm Way, Suite 100

Palm Beach, Florida  33480

 (Address of Principal Executive Offices)

(561) 693-1421

Registrant's Telephone Number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2015, the sole incumbent director of UAS Drone Corp., a Nevada corporation (the “Company”), resolved to appoint Grant A. Begley to fill a vacancy on the Board of Directors, to serve in such capacity until the next annual meeting of the Company’s stockholders or until his prior resignation or termination.  Mr. Begley consented to serve in such capacity on the same date.

Mr. Begley is 63 years of age.  During his long career in the aeronautics industry, he served as Corporate Senior Vice President for Alion Science and Technology (www.alionscience.com), where he developed and implemented its $1 billion Business Development Enterprise.  Prior to Alion, Mr. Begley served as Pentagon Senior Advisor to the Office of the Under Secretary of Defense for Unmanned Aerial Systems, leading development of the Department of Defense’s 2011 Unmanned Systems Roadmap. His career also includes leadership positions in advanced capabilities with Raytheon Corporation and Lockheed Martin where he initiated and led cross-corporation unmanned aerial systems/drone programs.

Mr. Begley served in the United States Navy for 26 years, where he was designated Top Gun, followed by acquisition assignments for the development and management of next generation manned and unmanned aircraft systems, weapon systems and joint executive acquisition assignments.  Mr. Begley also served as the first competitively selected National Director for Counter Stealth, and Navy Director for Stealth–Technologies, Policy and Advance Programs; and was on the Association of Unmanned Vehicle Systems International (AUVSI), Unmanned Systems 2014 Planning Committee.  He holds master's degrees in Aerospace and Aeronautic Engineering from the Naval Post-Graduate School and a bachelor's degree in General Engineering from the U.S. Naval Academy; and is certified from University of Virginia, Darden Business School in Executive Program Management, and from Massachusetts Institute of Technology in Executive Technical Management.

There are no family relationships between Mr. Begley and any other director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Since the beginning of the Company’s last fiscal year, there have been no transactions, and there are no currently proposed transactions, in which the Company was or is to be a participant and the amount exceeds $120,000 and in which Mr. Begley had or will have a direct or indirect material interest.

On October 14, 2015, the Company issued a press release disclosing Mr. Begley’s appointment.  See the Exhibit Index, Item 9.01 of this Current Report.

Item 9.01  Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description of Exhibit

99

Press release dated October 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAS DRONE CORP. a Nevada

corporation

Date:  October 15, 2015

/s/ Chad Swan

Chad Swan, Chief Executive Officer

PRESS RELEASE

UAS Drone Corp. Appoints Drone Industry Expert

Grant A. Begley to Board of Directors

PALM BEACH, FL, Oct. 14, 2015.  UAS Drone Corp., a developer of unmanned aerial systems for the law enforcement and first responder market (the “Company”), announced that Grant A. Begley, a drone technology development and policy leader, has been appointed to the Company’s Board of Directors.

During Mr. Begley’s long career in the industry, he served as Corporate Senior Vice President for Alion Science and Technology (www.alionscience.com), where he developed and implemented its $1 billion Business Development Enterprise.  Prior to Alion, Mr. Begley served as Pentagon Senior Advisor to the Office of the Under Secretary of Defense for Unmanned Aerial Systems, leading development of the DoD’s 2011 Unmanned Systems Roadmap. His career also includes leadership positions in advanced capabilities with Raytheon Corporation and Lockheed Martin where he initiated and led cross-corporation drone programs. Mr. Begley served in the United States Navy for 26 years where he was designated Top Gun, followed by acquisition assignments for the development and management of next generation manned and unmanned aircraft systems, weapon systems and joint executive acquisition assignments.

Mr. Begley also served as the first competitively selected National Director for Counter Stealth, and Navy Director for Stealth–Technologies, Policy and Advance Programs; and was on the Association of Unmanned Vehicle Systems International (AUVSI), Unmanned Systems 2014 Planning Committee.  He holds his master’s degree in Aerospace and Aeronautic Engineering from the Naval Post-Graduate School and a bachelor's degree in General Engineering from the U.S. Naval Academy; and is certified from University of Virginia, Darden Business School in Executive Program Management, and from Massachusetts Institute of Technology in Executive Technical Management.

“We are very pleased to have Mr. Begley provide his vast expertise and contacts to our mission at UAS Drone Corp.,” stated its Director, Chris Nelson.  “We believe that having an individual with his long track record of success in this industry will add tremendous value to our company.”

“I am excited to assist UAS Drone Corp. in advancing its technologies and contributing to their aggressive strategy for developing unmanned aerial system capabilities to significantly, safely and responsibly benefit the law enforcement sector,” stated Mr. Begley. “I believe this company is diligently developing the right team and alliances to become a success in this industry.”

CORPORATE PROFILE

UAS Drone Corp. manufactures and sells quadrotor drones specifically designed for police departments, private security, first responders and other customers in the public and private sector. The Company’s ruggedized platform is capable of over 40 minutes of flight time, utilizing top power, aviation and sensor components.  The Company, which has received an FAA 333 exemption to operate its drones, is led by former military UAV pilots and industry experts.

Media Contact

Windmill Communications

Lauren Milner

lauren@choosewindmill.com

Direct: 678.644.0165

Safe Harbor Statement

Certain statements in this news release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The company cautions that these forward-looking statements are further qualified by other factors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.